EXHIBIT 10.1

Summary of Hudson Highland Group, Inc. 2005 Incentive Compensation Program

The following is a summary of the material terms of the Hudson Highland Group, Inc. (the “Company”) 2005 Incentive CompensationProgram:

•	The Compensation Committee of the Board of Directors of the Company annually sets bonus performance targets to reflect the growth in the Company’s earnings before income tax, depreciation and amortization (“EBITDA”) year over year. EBITDA is calculated net of bonuses payable under the program.

•	The bonus payable to the Company’s Chief Executive Officer will be equal to 2% of the Company’s EBITDA, but will be payable only if the EBITDA performance target for the Company is achieved.

•	The bonuses payable to the Company’s business unit heads will be paid upon the achievement of EBITDA performance targets for their respective business areas (80%) and the Company (20%). Bonuses for achievement in excess of the target will be paid equal to 2% of their respective business unit’s EBITDA. There will not be a cap on the amount of the bonuses payable to the heads of the Company’s business units.

•	The bonuses payable to the executive officers of the Company (other than the Chief Executive Officer) will be paid based on the achievement of an EBITDA performance target for the Company. The bonus payable to individual executive officers of the Company (other than the Chief Executive Officer) will be capped at 200% of such executive officer’s respective targeted annual bonus.

•	Except with respect to the Company’s Chief Executive Officer, 50% of the targeted bonus for each participant will be paid if threshold levels of the EBITDA performance targets are achieved.